EXHIBIT 99.1

Align Technology Announces New Invisalign Distributor for High Potential EMEA Region

Gil Laks Transitions From VP International to New Distributor

SANTA CLARA, Calif., Jan. 14, 2010 (GLOBE NEWSWIRE) -- Align Technology, Inc. (Nasdaq:ALGN) today announced that it is adding an international distributor for Europe, the Middle East and Africa (EMEA). As part of the distribution agreement for EMEA, Gil Laks, Align Technology vice president, International will transition from his current position and assume ownership of the distributor, which will have sole distribution rights for the Invisalign system in over 85 countries.

"In the two years since Align established international distributors for Asia Pacific and Latin America, growth has accelerated in those regions," said Thomas M. Prescott, Align president and CEO. "The addition of a distributor for EMEA will give us a complete footprint around the world so that our partners can help develop smaller, emerging markets while Align continues its focus on larger, established markets."

Prescott continued, "This is a very exciting time for Invisalign worldwide, and I'm pleased to have a new distribution partner in the emerging growth region of EMEA under the leadership of Gil Laks. Gil is a valuable member of Align's management team and has made tremendous contributions to building our European and Japanese operations and furthering international expansion. I look forward to our continued partnership with Gil, and to working together to extend the benefits of Invisalign to new regions."

Mr. Laks joined Align in 2001 and was promoted to vice president, International in 2005. Under his leadership, Align's business outside of North America grew substantially to represent 22 percent of worldwide sales. Over the last year, Align has continued to build its international leadership team with the addition of two seasoned professionals, Michael Lewis, vice president and managing director of Europe and Michael Chang Wenderoth, managing director of China. Mr. Lewis is responsible for all European operations and brings 15 years of senior management experience in sales and marketing from companies such as Sybron Dental, Becton Dickinson, and Sandoz Pharmaceuticals. Mr. Lewis was most recently president of the EMEA region for Gambro, a global medical technology company. Mr. Wenderoth re-joins Align after spending the past four years as a consultant in China helping companies navigate the Chinese market and develop new businesses. During his previous tenure at Align, Mr. Wenderoth served in various marketing management roles in North America and in Europe. Prior to Align, Mr. Wenderoth spent nearly a decade working in China. His industry and local market experience combined with his extensive knowledge of the Invisalign system will be invaluable as Align continues to develop the Chinese market.

Mr. Laks will continue as vice president, International through the first quarter of 2010 to ensure a smooth transition of his responsibilities. Align has initiated a search for a new vice president of International and has retained a leading international executive search firm to assist in the process.

About Align Technology, Inc.

Align Technology designs, manufactures and markets Invisalign, a proprietary method for treating malocclusion, or the misalignment of teeth. Invisalign corrects malocclusion using a series of clear, nearly invisible, removable appliances that gently move teeth to a desired final position. Because it does not rely on the use of metal or ceramic brackets and wires, Invisalign significantly reduces the aesthetic and other limitations associated with braces. Invisalign is appropriate for treating adults and teens. Align Technology was founded in March 1997 and received FDA clearance to market Invisalign in 1998. Today, the Invisalign product family includes Invisalign, Invisalign Teen, Invisalign Assist, Invisalign Express, and Vivera Retainers.

To learn more about Invisalign or to find an Invisalign trained doctor in your area, please visit www.invisalign.com or call 1-800-INVISIBLE.

CONTACT:  Align Technology, Inc.
          Investor Relations Contact
          Shirley Stacy
          (408) 470-1150
          sstacy@aligntech.com

          Ethos Communication, Inc.
          Press Contact
          Shannon Mangum Henderson
          (678) 261-7803
          align@ethoscommunication.com